Exhibit 4.3

WARRANT CERTIFICATE

FUSION PHARMACEUTICALS (IRELAND) LIMITED

(a private company limited by shares incorporated with registered number 597242 and having its registered office at 25-28 North Wall Quay, Dublin 1, Ireland)

CLASS B PREFERRED EXCHANGEABLE SHARE PURCHASE WARRANTS

NO. [***]	[***] WARRANTS

{{Month}} {{Day}},2020

THIS IS TO CERTIFY THAT for value received, [***] (the “Holder”) is entitled for each whole warrant represented hereby (each, a “Warrant”) to purchase, on 10 Business Days notice in writing to the Corporation, one fully paid Class B Preferred Exchangeable Share (“Share”) in the capital of FUSION PHARMACEUTICALS (IRELAND) LIMITED (the “Corporation”) at any time prior to 5:00 p.m. (Toronto time) on the earlier of: (a) the date that is two (2) years from the date hereof (or if such day is not a Business Day (as defined below), the next following Business Day); (b) the date upon which a Liquidation Event (as defined in the special rights and restrictions of the Shares) or a Share Sale (as defined in the Voting Agreement (as defined below)) has occurred; or (c) the date upon which the Holder becomes a Defaulting Purchaser (as defined in that certain Subscription Agreement dated March 25, 2019, as the same may be amended from time to time, by and among, among others, the Corporation and the Holder (the “Subscription Agreement”)) (the earlier of (a), (b) or (c), the “Expiry Time”), at an exercise price equal to US $1.5154 per Share (the “Exercise Price”). The number of Shares which the Holder is entitled to acquire upon exercise of the Warrants and the Exercise Price are subject to adjustment as hereinafter provided.

1.

In the event of a change, subdivision, redivision, reclassification, reduction, combination or consolidation thereof or any other adjustment under Section 6 or Section 10, or successive changes, subdivisions, redivisions, reclassifications, reductions, combinations, consolidations or other adjustments, then subject to the adjustments, if any, having been made in accordance with the provisions of this Warrant Certificate, “Shares” shall thereafter mean the shares, other securities or other property resulting from such change, subdivision, redivision, reclassification, reduction, combination, consolidation or other adjustment.

2.

At any time, or from time to time, on or prior to the Expiry Time (the “Exercise Period”), the Holder may exercise all or any number of whole Warrants represented hereby, upon delivering to the Corporation at its registered office above (or such other address as may be notified in writing by the Corporation) a duly completed and executed exercise notice in the form attached hereto (the “Exercise Notice”) evidencing the election (which on delivery to the Corporation shall be irrevocable) of the Holder to exercise the number of Warrants set forth in the Exercise Notice (which shall not be greater than the number of Warrants represented by this Warrant Certificate, as adjusted from time to time in accordance with this Warrant Certificate) and a certified cheque or bank draft payable to the Corporation for the aggregate Exercise Price of all Warrants being exercised. If the

Holder is not exercising all Warrants represented by this Warrant Certificate, the Holder shall be entitled to receive, without charge, a certificate representing the number of Warrants which is the difference between the number of Warrants represented by the then original Warrant Certificate and the number of Warrants being so exercised (the “Replacement Certificate”). For greater clarity, the Replacement Certificate shall have the same Expiry Time and Exercise Price as this original Warrant Certificate.

3.

The Holder shall be deemed to have become the holder of record of Shares on the date (the “Exercise Date”) on which: (i) the name of the Holder is recorded in the register of members of the Corporation as the holder of such Shares; and (ii) the Corporation has received both a duly completed Exercise Notice and payment in full in respect of the Shares (including all applicable taxes) being subscribed for in connection with such Exercise Notice; provided, however, that if such date is not a business day in the City of Toronto, Ontario (a “Business Day”), then the Shares shall be deemed to have been issued and the Holder shall be deemed to have become the holder of record of the Shares on the next following Business Day. Notwithstanding the foregoing, as a condition to receiving any Shares upon the exercise of the Warrants and if not already a party thereto, the Holder shall become a party to, and be bound by, the Shareholders Agreements (as defined in the Schedule) by signing an adoption agreement to each of the Shareholders Agreements. The Corporation shall promptly issue and deliver (or cause to be delivered) to the Holder, by registered mail to his, her or its address specified in such Exercise Notice, one or more certificates in customary form for the appropriate number of issued Shares.

4.

Notwithstanding Sections 2 and 3, in lieu of exercising the Warrants pursuant to Section 2, the Holder may elect to receive, without payment by the Holder of any additional consideration, Shares equal to the value of this Warrant Certificate (or the portion thereof being cancelled) by surrender of this Warrant Certificate at the registered office of the Corporation above (or such other address as may be notified in writing by the Corporation), together with notice of such election, in which event the Corporation shall issue to the Holder hereof a number of Shares computed using the following formula:

X = y(A–B)

A

Where:	X = The number of Shares to be issued to the Holder pursuant to this net exercise;

Y = The number of Shares in respect of which the net issue election is made;

A = The Current Fair Market Value (as defined in Section 7(g)) of one Share at the time the net issue election is made;

B = The Exercise Price (as adjusted to the date of net issuance).

5.

The Corporation covenants and agrees that, until the Expiry Time, while any of the Warrants represented by this Warrant Certificate shall be outstanding, there shall remain unissued out of its authorized capital a sufficient number of Shares to satisfy the right of purchase herein provided, as such right of purchase may be adjusted pursuant to Sections 6 and 7. All Shares which shall be issued upon the exercise of the right to purchase herein provided for, upon payment therefor of the amount at which such Shares may at the time be purchased pursuant to the provisions hereof, shall be issued as fully paid shares and the holders thereof shall not be liable to the Corporation or its creditors in respect thereof.

6.

The Exercise Price (and the number of Shares purchasable upon exercise in the case of Sections 6(a), 6(b) and 6(c)) shall be subject to adjustment from time to time in the events and in the manner provided as follows:

(a)	Share Reorganization. If at any time on or after the date hereof and at or prior to the Expiry Time (the “Adjustment Period”) the Corporation shall:

(i)	subdivide, redivide or change its issued Shares into a greater number of Shares, or

(ii)	consolidate, reduce or combine its issued Shares into a lesser number of Shares,

(any of such events in these paragraphs (i) and (ii) being a “Share Reorganization”), then the Exercise Price shall be adjusted as of the effective date or record date, as the case may be, at which the holders of Shares are determined for the purpose of the Share Reorganization by multiplying the Exercise Price in effect immediately prior to such effective date or record date by a fraction, the numerator of which shall be the number of Shares in issue on such effective date or record date before giving effect to such Share Reorganization and the denominator of which shall be the number of Shares in issue as of the effective date or record date after giving effect to such Share Reorganization (including, in the case where securities exchangeable for or convertible into Shares are distributed, the number of Shares that would have been in issue had such securities been fully exchanged for or converted into Shares on such record date or effective date). From and after any adjustment of the Exercise Price pursuant to this Section 6(a), the number of Shares purchasable pursuant to this Warrant Certificate not previously exercised shall be adjusted contemporaneously with the adjustment of the Exercise Price by multiplying the number of Shares then otherwise purchasable on the exercise thereof by a fraction, the numerator of which shall be the Exercise Price in effect immediately prior to the adjustment and the denominator of which shall be the Exercise Price resulting from such adjustment.

(b)	Special Distribution. If and whenever during the Adjustment Period the Corporation shall issue or distribute to all or to substantially all the holders of the Shares:

(i)

securities of the Corporation including shares, rights, options or warrants to acquire shares of any class or securities exchangeable for or convertible into or exchangeable into any such shares or cash, or property or assets and including evidences of its indebtedness, or

(ii)

any property or other assets, and if such issuance or distribution does not constitute (x) dividends paid in the ordinary course, or (y) an issuance or distribution in lieu of dividends paid in the ordinary course, or (z) a Share Reorganization (any of such non-excluded events being herein called a “Special Distribution”), the number of Shares to be issued by the Corporation under the Warrants shall, at the time of exercise, be appropriately adjusted and the Holder shall receive, in lieu of the number of Shares in respect of which the right is then being exercised, the aggregate number of Shares or other securities or property that the Holder would have been entitled to receive as a result of such event if, on the record date therefor, the Holder had been the registered holder of the number of Shares to which the Holder was theretofore entitled upon the exercise of the Warrants.

(c)

Capital Reorganization. If and whenever during the Adjustment Period there shall be a reclassification of Shares at any time in issue or a change of the Shares into other shares or into other securities (other than a Share Reorganization), or a consolidation, amalgamation, arrangement or merger of the Corporation with or into any other corporation or other entity (other than a consolidation, amalgamation, arrangement or merger which does not result in any reclassification of the issued Shares or a change of the Shares into other securities), or a transfer of the undertaking or assets of the Corporation as an entirety or substantially as an entirety to another corporation or other entity (any of such events being herein called a “Capital Reorganization”), the Holder, where he has not exercised the right of subscription and purchase under this Warrant Certificate prior to the effective date or record date, as the case may be, of such Capital Reorganization, shall be entitled to receive, and shall accept upon the exercise of such right for the same aggregate consideration, in lieu of the number of Shares to which such Holder was theretofore entitled upon such exercise, the aggregate number of shares, other securities or other property which such Holder would have been entitled to receive as a result of such Capital Reorganization if, on the effective date thereof, the Holder had been the registered holder of the number of Shares to which such Holder was theretofore entitled to subscribe for and purchase. If determined appropriate by the board of directors of the Corporation, acting reasonably and in good faith, appropriate adjustments shall be made as a result of any such Capital Reorganization in the application of the provisions set forth in this Section 6 with respect to the rights and interests thereafter of the Holder to the end that the provisions set forth in this Section 6 shall thereafter correspondingly be made applicable as nearly as may reasonably be in relation to any shares, other securities or other property thereafter deliverable upon the exercise of any Warrant. Any such adjustments shall be made by and set forth in terms and conditions supplemental hereto approved by the board of directors of the Corporation, acting reasonably and in good faith.

(d)

If and whenever at any time after the date hereof and prior to the Expiry Time, the Corporation takes any action affecting its Shares to which the foregoing provisions of this Section 6, in the opinion of the board of directors of the Corporation, acting reasonably and in good faith, are not strictly applicable, or if strictly applicable would not fairly adjust the rights of the Holder against dilution in accordance with the intent and purposes thereof, or would otherwise materially affect the rights of the Holder hereunder, then the Corporation shall, subject to any requisite regulatory approval, execute and deliver to the Holder an amendment hereto providing for an adjustment in the application of such provisions so as to adjust such rights as aforesaid in such a manner as the board of directors of the Corporation may determine to be equitable in the circumstances, acting reasonably and in good faith.

7.	The following rules and procedures shall be applicable to the adjustments made pursuant to Section 6:

(a)

The adjustments provided for in Section 6 are cumulative, and shall, in the case of adjustments to the Exercise Price be computed to the nearest one-tenth of one cent and shall be made successively whenever an event referred to therein shall occur, subject to the following paragraphs of this Section 7.

(b)

No adjustment in the Exercise Price shall be required unless such adjustment would result in a change of at least 2.5% in the prevailing Exercise Price and no adjustment shall be made in the number of Shares purchasable upon exercise of this Warrant unless it would result in a change of at least one one-hundredth of a Share; provided, however, that any adjustments which, except for the provisions of this Section 7(b) would otherwise have been required to be made, shall be carried forward and taken into account in any subsequent adjustment.

(c)

No adjustment in the Exercise Price or in the number of Shares purchasable upon exercise of Warrants shall be made in respect of any event described in Section 6, other than the events referred to in Sections 6(a)(i) and (ii), if the Holder is entitled to participate in such event on the same terms, mutatis mutandis, as if it had exercised its Warrants prior to or on the effective date or record date of such event. For greater certainty the right to participate in a financing through the exercise of a pre-emptive right or otherwise, shall not be considered the right to participate in such event as outlined in the preceding sentence.

(d)	For greater certainty, no adjustment in the Exercise Price shall be made pursuant to Section 6 in respect of the issue from time to time:

(i)	of Shares purchasable on exercise of the Warrants represented by this Warrant Certificate;

(ii)

of dividends paid in the ordinary course of Shares to holders of Shares who exercise an option or election to receive substantially equivalent dividends in Shares in lieu of receiving a cash dividend pursuant to a dividend reinvestment plan or similar plan adopted by the Corporation in accordance with applicable securities laws; or

(iii)

of Shares pursuant to any option, share option plan, share purchase plan or other benefit plan in force at the date hereof for directors, officers, employees, advisers or consultants of the Corporation, as such option or plan is amended or superseded from time to time in accordance with applicable securities laws, and such other benefit plans as may be adopted by the Corporation in accordance with applicable securities laws; and any such issue shall be deemed not to be a Share Reorganization or Capital Reorganization.

(e)

If the Corporation shall set a record date to determine the holders of the Shares for the purpose of entitling them to receive any dividend or distribution or any subscription or purchase rights and shall, thereafter and before the distribution to such shareholders of any such dividend, distribution or subscription or purchase rights, legally abandon its plan to pay or deliver such dividend, distribution or subscription or purchase rights, then no adjustment in the Exercise Price or the number of Shares purchasable upon exercise of any Warrant shall be required by reason of the setting of such record date.

(f)

As a condition precedent to the taking of any action which would require any adjustment in any of the subscription rights pursuant to this Warrant Certificate, including the Exercise Price and the number or class of shares or other securities which are to be received upon the exercise thereof, the Corporation shall take any corporate action which may be necessary in order that the Corporation have unissued and reserved in its authorized capital and may validly and legally issue as fully paid all the shares or other securities which the holder of such Warrant Certificate is entitled to receive on the full exercise thereof in accordance with the provisions hereof.

(g)

For the purposes of this Warrant Certificate, “Current Fair Market Value” of a Share is (i) in the case of a Liquidation Event or a Share Sale, the price payable per Share in connection with such Liquidation Event or Share Sale; or (ii) otherwise, the price per Share determined by the board of directors of the Corporation in good faith.

(h)

In the absence of a resolution of the board of directors of the Corporation fixing a record date for a Special Distribution, the Corporation shall be deemed to have fixed as the record date therefor the date on which such distribution is effected.

(i)

Any question that at any time or from time to time arises with respect to the amount of any adjustment to the Exercise Price or other adjustments pursuant to Section 6 shall be conclusively determined by a firm of independent chartered accountants (who may be the Corporation’s auditors) and shall be binding upon the Corporation and the Holder. In the event that any such determination is made, the Corporation shall notify the Holder in the manner contemplated in Section 232 describing such determination.

8.

On the happening of each and every such event set out in Section 6, the applicable provisions of this Warrant Certificate, including the Exercise Price, shall, ipso facto, be deemed to be amended accordingly and the Corporation shall take all necessary action so as to comply with such provisions as so amended.

9.

In any case in which Section 6 shall require that an adjustment shall be effective immediately after a record date for an event referred to herein, the Corporation may defer, until the occurrence of such an event:

(a)

issuing to the holder of any Warrant exercised after such record date and before the occurrence of such event, the additional Shares issuable upon such exercise by reason of the adjustment required by such event, and

(b)

delivering to such holder any distributions declared with respect to such additional Shares after such record date and before such event; provided, however, that the Corporation shall deliver or cause to be delivered to such holder, an appropriate instrument evidencing such holder’s right, upon the occurrence of the event requiring the adjustment, to an adjustment in the Exercise Price or the number of Shares purchasable on the exercise of any Warrant and to such distributions declared with respect to any additional Shares issuable on the exercise of any Warrant.

10.

If the Holder becomes a Defaulting Purchaser pursuant to the terms of the Subscription Agreement at any time following an Exercise Date, (i) such Holder’s Shares, including any shares in the capital of the Corporation and/or Fusion Canada (as defined below), as applicable, issued upon the conversion or exchange of such Shares (the “Default Shares”) shall automatically convert into Non-Voting Common Shares in the capital of Fusion Canada (the “Non-Voting Common Shares”), with no further act or formality on the part of the Defaulting Purchaser on a 10-to-1 basis, rounded down to the nearest whole Non-Voting Common Share (as adjusted for any dividends, reclassification, exchange, substitution, or other event that results in a change of the number and/or class of the applicable Default Shares); and (ii) such Defaulting Purchaser shall lose its rights associated with the ownership of any Shares as set forth in the Shareholders Agreements and the Share Exchange and Voting Agreement (as defined in the Subscription Agreement).

11.

At least 10 Business Days prior to: (a) a Liquidation Event; (b) a Share Sale; or (c) the effective date or record date, as the case may be, of any event which requires or might require adjustment in any of the subscription rights pursuant to this Warrant Certificate, including the Exercise Price and the number of Shares which are purchasable upon the exercise thereof, the Corporation shall notify the Holder of the particulars of such event and, if determinable, the required adjustment and the computation of such adjustment. In case any adjustment for which such notice has been given is not then determinable, the Corporation shall promptly after such adjustment is determinable notify the Holder of the adjustment and the computation of such adjustment.

12.

The Corporation shall maintain at its registered office: (a) a register of holders in which shall be entered the names and addresses of the holders of the Warrants and of the number of Warrants held by them; and (b) a register of transfers in which shall be entered the date and other particulars of each transfer of Warrants. Such registers shall be open at all reasonable times for inspection upon reasonable notice by the Holder or any subsequent holder of the Warrants. The Corporation shall notify the Holder forthwith of any change of address of the registered office of the Corporation.

13.

The Corporation shall not be required to issue fractional Shares in satisfaction of its obligations hereunder. If any fractional interest in a Share would, except for the provisions of this Section 13, be deliverable upon the exercise of a Warrant, the Corporation shall in lieu of delivering the fractional Shares therefor satisfy the right to receive such fractional interest by payment to the holder of such Warrant of an amount in cash equal (computed in the case of a fraction of a cent to the next lower cent) to the value of the right to acquire such fractional interest on the basis of the Current Fair Market Value at the Exercise Date.

14.

On any Exercise Date, Fusion Pharmaceuticals Inc. (“Fusion Canada”), a corporation incorporated under the Canada Business Corporations Act, shall issue to Holder and Holder shall subscribe for from Fusion Canada such number of Class B Special Voting Shares in the capital of Fusion Canada (each, a “Class B Special Voting Share”) as equal to the number of Shares being issued to the Holder pursuant to the terms of this Warrant on such date at a price per Class B Special Voting Share of US $0.000001 (the “Special Voting Issuance”), provided however that such Special Voting Issuance shall be subject to the Holder first executing any documents and instruments reasonably required by Fusion Canada and the Corporation, as applicable, to effect such Special Voting Issuance.

15.	The Corporation shall not be required to issue any Shares in contravention of any applicable laws.

16.	Except as herein expressly provided, all or any of the rights conferred upon the Holder by the terms hereof may be enforced by the Holder by appropriate legal proceedings.

17.

The Holder may at any time up to and including the Expiry Time upon the surrender hereof to the Corporation at its registered office exchange this Warrant Certificate for one or more Warrant Certificates entitling the Holder to subscribe in the aggregate for the same number of Shares as is expressed in this Warrant Certificate. Any Warrant Certificate tendered for exchange shall be surrendered to the Corporation and cancelled.

18.

If this Warrant Certificate becomes stolen, lost, mutilated or destroyed, the Corporation shall, on such terms as it may in its discretion acting reasonably impose, issue and deliver to the Holder a new Warrant Certificate of like denomination, tenor and date as the Warrant Certificate so stolen, lost, mutilated or destroyed.

19.

This Warrant Certificate, the Warrants represented hereby and the Shares issuable upon exercise of the Warrants or any interest therein or portion thereof shall be transferable by the registered holder hereof subject to any restriction under the articles of the Corporation, the terms and conditions of the Shareholders Agreements (as if the Warrants were fully- exercised) and any applicable law (including applicable hold periods).

20.

The transferee of this Warrant Certificate shall, after the Transfer Form attached hereto or any other form of transfer acceptable to the Corporation, acting reasonably, is duly completed and the Warrant Certificate is lodged with the Corporation and upon compliance with all other conditions in that regard required by this Warrant Certificate or by law, be entitled to have its name entered on the register of holders as the owner of the Warrants represented thereby free from all equities or rights of set-off or counterclaim between the Corporation and the transferor or any previous holder of such Warrant, save in respect of equities of which the Corporation or the transferee is required to take notice by statute or by order of a court of competent jurisdiction. The costs of any such transfer registration shall be borne by the Corporation.

21.

Nothing contained herein shall confer any right upon the Holder or any other person to subscribe for or purchase any shares of the Corporation or any securities of any other corporation at any time subsequent to the Expiry Time. After the Expiry Time this Warrant Certificate and all rights hereunder shall be void and of no effect.

22.

Except as expressly set out herein, the holding of this Warrant Certificate or the Warrants represented hereby shall not constitute a holder hereof a holder of Shares nor entitle it to any right of interest in respect thereof.

23.

Unless herein otherwise expressly provided, any notice to be given hereunder to the Holder shall be deemed to be validly given if such notice is given by personal delivery or registered mail to the attention of the Holder at its registered address recorded in the registers maintained by the Corporation. Any notice so given shall be deemed to be validly given, if delivered personally, on the day of delivery and if sent by post or other means, on the fifth Business Day next following the sending thereof. In determining under any provision hereof the date when notice of any event must be given, the date of giving notice shall be included and the date of the event shall be excluded. All costs in connection with the giving of notices contemplated by this Warrant Certificate shall be borne by the Corporation.

24.	Time is of the essence hereof.

25.	This Warrant Certificate is binding upon the Corporation and its successors.

26.	This Warrant Certificate and the Warrants represented hereby shall be governed by and construed in accordance with laws of Ireland.

[Signature Page Follows]

SCHEDULE

ADDITIONAL DEFINITIONS

Investor Rights Agreement means the Amended and Restated Investor Rights Agreement dated March 25, 2019, as the same may be amended, restated or replaced from time to time.

Right of First Refusal and Co-Sale Agreement means the Second Amended and Restated Right of First Refusal and Co-Sale Agreement dated March 25, 2019, as the same may be amended, restated or replaced from time to time.

Shareholders Agreements means the Right of First Refusal and Co-Sale Agreement, the Voting Agreement and the Investor Rights Agreement.

Voting Agreement means the Third Amended and Restated Voting Agreement dated March 25, 2019, as the same may be amended, restated or replaced from time to time.

IN WITNESS WHEREOF this Warrant Certificate has been executed as a deed on behalf of FUSION PHARMACEUTICALS (IRELAND) LIMITED as of the first date written above.

SIGNED for and on behalf of FUSION PHARMACEUTICALS (IRELAND) LIMITED by its lawfully appointed attorney JOHN VALLIANT in the presence of:

(Witness’ Signature)

(Witness’ Name)

(Witness Address)

(Witness’ Occupation)

FUSION PHARMACEUTICALS INC.

By:
Name: John Valliant
Title: President and Secretary

Acknowledged and agreed to by:

[***]

By:
Name: [***]
Title: [***]

EXERCISE NOTICE

TO: FUSION PHARMACEUTICALS (IRELAND) LIMITED

The undersigned registered holder of the within Warrant Certificate, hereby:

(a)

subscribes for _________________________________ Shares (as defined in the Warrant Certificate) (or such number of other securities or property to which such subscription entitles the undersigned in lieu thereof or in addition thereto under the Warrant Certificate) of FUSION PHARMACEUTICALS (IRELAND) LIMITED at the price per share in United States dollars equal to US $1.5154 (or such adjusted price which may be in effect under the provisions of the Warrant Certificate) and:

(i)

in payment of the exercise price encloses a [certified cheque] / [bank draft] in lawful money of the United States of America payable to the order of FUSION PHARMACEUTICALS (IRELAND) LIMITED or its successor corporation; or

(ii)

the undersigned wishes to exercise its Warrants pursuant to Section 4 and the number above reflects the net exercise of warrants to purchase ___________________ Shares at a Fair Market Value of US$ ________________ per Share

(b)	delivers herewith the above-mentioned Warrant Certificate entitling the undersigned to subscribe for the above-mentioned number of Shares.

The undersigned hereby directs that the said Shares be registered as follows:

Name(s) in full	Address(es) (including Postal Code)	Number(s) of Shares

DATED this _____ day of _______________________________, 20    .

(Authorized Signatory of Subscriber)

(Print Name of Subscriber)

(Address of Subscriber in full)

TRANSFER FORM

FOR VALUE RECEIVED, the undersigned hereby sells, transfers and assigns to _____, all of such Warrants / _______________ of such Warrants represented by the within Warrant Certificate and hereby irrevocably constitutes and appoints:

as his, her or its attorney to transfer such Warrants on the register of the Warrants, with full power of substitution in the premises.

The undersigned acknowledges that any transfer of Warrants is subject to resale restrictions of the securities legislation in those jurisdictions where the transferor and transferee are normally resident. The undersigned confirms that he, she or it has ascertained that exemptions from the relevant prospectus and registration requirements are available and undertakes to file all necessary forms with the appropriate bodies.

DATED this         day of                     , 20_____.

(Authorized Signatory of Registered Holder)

(Name of Registered Holder)